EXHIBIT 99.1

News Release

January 27, 2004
Contact:	Craig Clark, DDM Marketing & Communications (616) 632-1301 cclark@ddmnet.com

ChoiceOne Financial Announces Record Earnings For 2003

Sparta, Michigan -- ChoiceOne Financial Services, Inc. reported fourth quarter net income of $532,000, an increase of 1% over the fourth quarter of 2002. Earnings per share for the fourth quarter of 2003 were $.34, which was equal to the per share earnings in the prior year. Net income for the year of 2003 was $2,101,000 or $1.35 per share, compared to $1,643,000 or $1.06 per share in 2002. The net income for 2003 represented record earnings and was the first time ChoiceOne's earnings exceeded $2,000,000. Total assets as of December 31, 2003 were $215,422,000, which represented an increase of $3,098,000 from a year earlier.

The increase in net income for the year of 2003 was primarily due to a lower provision for loan losses and reduced noninterest expense compared to the year of 2002. The decrease in the provision for loan losses resulted from a lower level of nonperforming loans at December 31, 2003 than were present at the prior year-end and from a decline in the balance of the loan portfolio. The decline in noninterest expense was principally caused by the closing of ChoiceOne's Plainfield Branch Office in September 2002 and its Great Day Branch Office in August 2003. Noninterest expense included a charge in December 2003 for the prepayment of $3,000,000 of high-rate advances from the Federal Home Loan Bank.

Net interest income decreased in 2003 compared to 2002 primarily as a result of a smaller net interest spread. A small decrease in average interest-earning assets also contributed to the decline. Noninterest income was down in 2003 primarily as a result of lower insurance commissions from the sale of ChoiceOne's Grand Rapids Insurance Office.

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates four full service offices in Northwest Kent County. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. and mortgage products through its subsidiary, ChoiceOne Mortgage Company of Michigan. For more information, please visit ChoiceOne's web site at www.choiceone.com.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Craig Clark at (616) 632-1301 or cclark@ddmnet.com. Electronic versions of headshots are also available.